UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 1, 2010

Norwood Financial Corp.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-28364	23-2828306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 Main Street, Honesdale, Pennsylvania	18431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(570) 253-1455

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

NORWOOD FINANCIAL CORP.

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 5, 2010, the Registrant announced that William S. Lance had joined the Registrant as Senior Vice President and Chief Financial Officer effective March 1, 2010.  Mr. Lance, age 50, had previously served since 1998 as Treasurer and Chief Financial Officer of First National Community Bancorp, Inc. and Executive Vice President and Chief Financial Officer of its principal subsidiary, First National Community Bank, Dunmore, Pennsylvania. Mr. Lance will receive a base salary of $145,000 per year plus a signing bonus of $10,000 upon completion of one year of service.  He will also be granted options under the 2006 Stock Option Plan for 1,000 shares of the Registrant’s common stock at the next meeting of the Board of Directors at an exercise price equal to the fair market value of the common stock at the close of business on that date. Mr. Lance has entered into a Change in Control Severance Agreement with the Registrant pursuant to which he would be entitled to severance payments equal to two times his annual compensation in the event of an involuntary termination or a voluntary termination with good reason during the period beginning six months prior and ending one year after a change in control of the Registrant.  This agreement will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  For further information, reference is made to the Registrant’s press release, dated March 5, 2010, which is filed as Exhibit 99.1 hereto.

Item 9.01.  Financial Statements and Exhibits

(d)           The following exhibits are filed with this report.

Number                      Description

99.1                      Press Release, dated March 5, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORWOOD FINANCIAL CORP.
Date: March 5, 2010	By:	/s/ Lewis J. Critelli
Lewis J. Critelli President and Chief Executive Officer (Duly Authorized Representative)